UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	April 17, 2009

Freescale Semiconductor, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-32241	20-0443182
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

6501 William Cannon Drive West, Austin, Texas		78735
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	512-895-2000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.05 Costs Associated with Exit or Disposal Activities.

Freescale Semiconductor today announced a plan to align the company’s spending with its prior decision to exit the cellular handset business. The plan encompasses employment reductions and other exit activities. It was finalized and approved by the Board on April 17, 2009 and is expected to be completed by December 31, 2009. Implementation of this plan and any specific employment actions related to the plan are subject to satisfaction of legal requirements, including prior consultation on the plan with work councils in some of the countries in which Freescale operates. Restructuring charges for these actions are estimated to be approximately $70 million in cash severance.

Freescale also announced today that it is initiating a plan to eliminate its 150mm manufacturing capability. Freescale has experienced a migration from 150mm technologies to advanced technologies at our East Kilbride facility and are now seeing this evolution occur in technologies and products served by our Sendai and Toulouse 150mm fabs. The long-term trend in declining overall demand for the bulk of the products served by these fabs has resulted in low factory utilization, which has been accelerated by today’s global economic climate. This plan will result in the closure of Freescale’s Sendai, Japan fabrication facility. Also under this plan, Freescale has initiated a formal consultation with employees at its Toulouse, France facility. The proposal to close the facility will be evaluated through Freescale’s Toulouse Work Council. The Board approved this plan on April 17, 2009 and Freescale expects the plan to be completed by the end of 2011. Freescale estimates the costs of this plan to be approximately $200 million including approximately $190 million in cash severance costs and $10 million in other cash costs.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Freescale Semiconductor, Inc.

April 22, 2009	By:	/s/ Dathan C. Voelter

Name: Dathan C. Voelter
Title: Assistant Secretary